Exhibit 5.1

February 6, 2007

Board of Directors
Ron Heineman, Chairman
Resolve Staffing, Inc.
3235 Omni Drive
Cincinnati, OH 45245

Re: Registration Statement on Form S-1

Dear Gentlemen:

We have acted as counsel to Resolve Staffing, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing with the United States Securities and Exchange Commission (“Commission”) of a registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), with respect to an aggregate of  6,000,000 shares (“Shares”) of its Common Stock, $.001 par value, which may be sold from time to time by certain shareholders of the Company described in the Registration Statement and from time to time by the Company with respect to 3,000,000 of such Shares.

In connection with the opinion expressed below, we have examined and relied upon, as to factual matters, originals and photostatic or certified copies of such corporate records, including, without limitation, minutes of the meetings of the Board of Directors of the Company and other instruments, certificates of corporate officers, and such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In making such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We also have assumed that appropriate action will be taken prior to the offer and sale of the Common Stock to register and qualify the Common Stock for issuance and sale under any applicable state “Blue Sky” or state securities laws.

We have examined and relied upon, as matters of law, such considerations of law as we, in our judgment, have deemed necessary or appropriate to render the opinion expressed below. This opinion is limited to Federal law and the corporate laws of the States of Ohio and Nevada, and we can assume no responsibility for the law of any other jurisdiction.

Based upon the foregoing, we are of the opinion that (i) 1,000,000 of the Shares previously issued to the Selling Shareholders named in the Registration Statement pursuant to the terms of their Securities Purchase Agreements, dated as of September 26, 2006 are legally issued, fully paid and non-assessable , and (ii) the additional 2,000,000 of the Shares to be issued from time to time in the future under the Warrant Agreements of even date entered into with the Selling Shareholders, when issued and outstanding pursuant to the terms of the Warrant Agreements, will be legally issued, fully paid and non-assessable, and (iii) the remaining 3,000,000 Shares to be issued from time to time in the future directly by the Company upon the terms and conditions described in the Registration Statement, when so issued there under in accordance with Rule 415 promulgated under the 1933 Act, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm in the Registration Statement. In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated there under. This opinion is being delivered solely in regard to the transactions contemplated by the Registration Statement and is intended for use solely in connection with the consummation of such transactions. This opinion should not be relied upon for any other purpose without our prior written consent; this opinion should not be quoted in whole or in part or distributed in any way.

Very truly yours,

Gregory Bartko, Esq. Law Office of Gregory Bartko